Exhibit 10.1

TERMS OF DEFERRED STOCK UNIT AWARDS

1.	Generally. This document sets forth the terms and conditions under which an award (an “Award”) of Common Stock units (“Deferred Stock Units”) corresponding to shares of Ferro Common Stock is made to non-employee Directors of the Company (“Recipients”) under Section 4(e) of the 2013 Omnibus Incentive Plan (the “Plan”), which was approved by Ferro Corporation shareholders on May 22, 2013. (A Director who receives an Award is called a “Recipient” below. The term “Ferro” below includes Ferro Corporation and its subsidiary and affiliated companies.)

2.	Precedence of the Plan. The terms of this document are in all events subject to the terms and conditions of the Plan. If there is any inconsistency between this document and the Plan, then the Plan, and not this document, will govern. The Compensation Committee of the Board of Directors (or such other committee as the Board may from time to time designate) (the “Committee”) administers awards under the Plan and has the authority to determine the terms and conditions, not inconsistent with the provisions of the Plan, of any Award granted under this Plan. In this capacity, the Committee also has the authority to construe and interpret the provisions of the Plan and all awards under the Plan and to establish, amend, and rescind rules and regulations for the administration of the Plan, all of which will be binding on the Recipient.

3.	Basic Award Terms. The name of the Recipient, the date of the Award and the number of Deferred Stock Units being awarded are set forth separately in Exhibit A to an award letter from Ferro to the Recipient which refers expressly to this document.

4.	Deferred Stock Units. Each Deferred Stock Unit represents one share of Ferro Common Stock. The Deferred Stock Units vest immediately at the time of the Award; however, the Deferred Stock Units will be held for the account of the Recipient and will not be converted into shares of Ferro Common Stock until the Recipient ceases to serve as a Director of the Company (the “Holding Period”). Upon cessation of Recipient’s service as a Director, one share of Ferro Common Stock will be delivered for each Deferred Stock Unit held. During the Holding Period, the Recipient will not be entitled to exercise any voting rights with respect to the shares of Ferro Common Stock that correspond to the Deferred Stock Units, but the Recipient will be entitled to receive a cash payment equivalent to any cash distributions or dividends paid on Ferro Common Stock with respect to the Deferred Stock Units during the Holding Period.

5.	Conversion. As soon as practicable after the end of the Holding Period, Ferro will deliver to the Recipient the number of shares of Ferro Common Stock that correspond to the number of Deferred Stock Units.

6.	Death. If a Recipient’s service ceases by reason of the Director’s death, the person who is entitled by will or the applicable laws of descent and distribution will be eligible to receive at the number of shares of Common Stock of the Company that correspond to the number of Deferred Stock Units held by such Recipient.

7.	Legal Restrictions on Issuance of Shares. No shares of Ferro Common Stock will be issued in respect of an Award if and to the extent such issuance would violate:

A.	Any applicable state securities law;

B.	Any applicable registration or other requirements under the Securities Act of 1933 (the “1933 Act”), as amended, the Securities Exchange Act of 1934, as amended, or the listing requirements of any stock exchange; or

C.	Any applicable legal requirement of any other government authority.

Ferro	will make reasonable efforts to comply with the foregoing laws and requirements so as to permit the issuance of shares of Ferro Common Stock in respect of Awards. Furthermore, if a Registration Statement with respect to the shares to be issued in respect of an Award is not in effect or if counsel for Ferro deems it necessary or desirable in order to avoid possible violation of the 1933 Act, then Ferro may require, as a condition to its issuance and delivery of certificates for the shares, the delivery to Ferro of a commitment in writing by the person to whom the shares are being issued that at the time of such exercise it is his or her intention to acquire such shares for his or her own account for investment only and not with a view to, or for resale in connection with, the distribution thereof; that such person understands the shares may be “restricted securities” as defined in Rule 144 of the Securities and Exchange Commission; and that any resale, transfer or other disposition of said shares will be accomplished only in compliance with Rule 144, the 1933 Act, or the other Rules and Regulations there under. Ferro may place on the certificates evidencing such shares an appropriate legend reflecting the aforesaid commitment and the Company may refuse to permit transfer of such certificates until it has been furnished evidence satisfactory to it that no violation of the 1933 Act or the Rules and Regulations there under would be involved in such transfer.

8.	Withholding. All amounts paid to or on behalf of the Recipient in respect of Deferred Stock Units will be subject to withholding as required by law.

9.	Transferability. No Deferred Stock Units are transferable by the Recipient other than by will or by the laws of descent and distribution.

10.	Adjustments on Changes in Capitalization. If at any time during the Holding Period, the shares of Ferro Common Stock are changed or Ferro makes an “extraordinary distribution” or effects a “prorata repurchase” of Common Stock as described in Section 7 of the Plan or takes any other action described in that section, then the shares issuable in respect of an Award will be appropriately adjusted as provided in such section.